AMENDMENT NO. 6 TO LOAN AGREEMENT

AMENDMENT AGREEMENT (this "Amendment"), made as of December 26, 2001, between:

AMSOUTH BANK, an Alabama banking corporation (the "Bank"), with an office at 350 Park Avenue, New York, New York 10022, and CHYRON CORPORATION, a New York corporation (the "Borrower"), with its principal place of business at 5 Hub Drive, Melville, New York 11747.

WITNESSETH:

WHEREAS:

(A) The Bank and the Borrower entered into a loan agreement, dated as of March 29, 1999, pursuant to which the Bank made available to Borrower a total credit facility of up to Twelve Million Dollars ($12,000,000) (such agreement, as amended by the amendments described below, referred to hereinafter collectively as the Loan Agreement");

(B) A letter amendment dated November 8, 2000 was signed by and between the Bank and the Borrower, which, among other things, amended Section 7.3 of the Loan Agreement to add a new Section 7.3(iv) with the former Section 7.3(iv) becoming new Section 7.3(v):

(C) An amendment dated March 26, 2001 was signed by and between the Bank and the Borrower pursuant to which, among other things, the Loan Agreement was amended to permit the Borrower to purchase all of the capital stock of Interocity Development Corporation and certain shares of common stock of Video Technics, Inc.;

(D) An amendment dated May 15, 2001 was signed by and between the Bank and the Borrower which, among other things, reduced the Revolving Credit Loans available under Loan Agreement, modified certain financial covenants contained in the Loan Agreement, and extended the term of the Revolving Credit Loans through March 31, 2003;

(E) An amendment dated August 6, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Section 6.1(b) of the Loan Agreement;

(F) An amendment dated November 30, 2001 was signed by and between the Bank and the Borrower which, among other things, modified Sections 4.3(c), 6.1, and 10.4 of the Loan Agreement;

(G) The Borrower and the Bank wish to further amend the Loan Agreement as set forth herein; and

(H) Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Loan Agreement. Reference to Sections and Subsections, unless otherwise indicated, are references to Section and Subsections of the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements, set forth in this Amendment, and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article 1 Amendment to the Loan Agreement.

Section 1.1 Incorporation By Reference.

This Amendment shall be deemed to an amendment to the Loan Agreement and should not be construed in any way as a replacement or substitution therefor. All of the terms and provisions of this Amendment are hereby incorporated by reference into the Loan Agreement as if such terms and provisions were set forth in full therein.

Section 1.2 Definitions. Section 1 (Definitions) of the Loan Agreement is amended as follows:

(a) The definition of the term "Borrowing Base" is hereby amended in its entirety as follows:

" "Borrowing Base" shall mean the sum of: (a) 80% of the Borrower's Eligible Domestic Accounts Receivable from time to time outstanding less reserves with respect to such Accounts which the Bank may deem necessary in its sole discretion; (b) the lesser of (i) $750,000 or (ii) 80% of the Borrower's Eligible Foreign Accounts Receivable from time to time outstanding less reserves with respect to such Accounts which the Bank may deem necessary in its sole discretion; and (c) the lesser of (i) $1,616,000.00 or (ii) twenty-two percent (22%) of the value of the Borrower's Eligible Inventory from time to time on hand, provided, however, that in the event Borrower's accounts receivable suffer dilution of 15% percent or more, as determined by the Bank in its sole discretion, Bank reserves the right to unilaterally alter the advance rate specified in (a) and (b) above."

(b) The definition of the term Fixed Charge Ratio is hereby amended to read in its entirety as follows:

" "Fixed Charge Ratio" shall mean the ratio of EBITDA to the total of interest and principal due and payable with respect to any Indebtedness of the Borrower plus taxes and actual Capital Expenditures; provided, however, that solely in connection with the determination of the Fixed Charge Ratio, Borrower's expense for the success fee of $184,375.00 payable pursuant to Amendment No. 6 to the Loan Agreement between the Borrower and the Bank, dated as of December 26, 2001, shall not be deducted from net income in determining EBITDA."

(c) The definition of the term "Prime Rate" is hereby amended to read in its entirety as follows:

"Prime Rate" shall mean the rate of interest established from time to time by the Bank as its "prime rate," which rate is not intended to be the lowest rate of interest charged by the Bank to its borrowers.

(d) The definition of the term "Termination Date" is hereby amended by deleting the reference to "March 31, 2003" in its entirety and replacing it with "December 26, 2003."

(e) The definition of the term "Permitted Convertible Debt" is amended by deleting the reference to "7.01" in its entirety and replacing it with "7.1."

(f) The definition of the term EBITDA is added after the definition of "Dollars" as follows:

" "EBITDA" shall mean with respect to any fiscal period of the Borrower, Borrower's net income on a consolidated basis after provisions for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the Borrower's financial statements for such period, excluding any and all of the following which would otherwise be included in such net income: (a) gain or loss arising from the sale of any capital assets except in the ordinary course of business; (b) gain arising from any write-up in the book value of any asset except for any permitted sale or leasehold transaction; (c) earnings of any corporation, partnership or limited liability company, substantially all the assets of which have been acquired by the Borrower in any manner, to the extent realized by such other corporation, partnership or limited liability company prior to the date of such acquisition; (d) earnings of any business entity in which the Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received and collected by the Borrower in the form of cash distributions; (e) earnings of any entity to which assets of the Borrower shall have been sold, transferred or disposed of, or into which the Borrower shall have been merged, or which has been a party with the Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain arising from the acquisition of debt or equity securities of the Borrower or from cancellation or forgiveness of any debt not previously reflected as an expense; (g) gain or income arising from accretion of any negative goodwill; (h) gain or loss arising from extraordinary items, as determined in accordance with GAAP; and (i) the sum of the provisions for income tax, interest expense, depreciation and amortization expense, and non-recurring, reasonable fees and expenses incurred outside the ordinary course of the Borrower's business for management and board of director services in an amount not to exceed an aggregate of $300,000.00 during each Fiscal Year, in each case, solely to the extent deducted in determining net income for such period."

(g) The definition of the term "Excess Cash Flow" is added after the definition of the term "Event of Default" as follows:

" "Excess Cash Flow" shall mean for any Fiscal Year of the Borrower, EBITDA for such Fiscal Year minus the sum of (i) interest expense of the Borrower paid in cash during such Fiscal Year or deducted in determining Net Income (as such term is defined by GAAP), whether or not such interest was paid, (ii) taxes of the Borrower paid or payable in cash during such Fiscal Year, (iii) Capital Expenditures of the Borrower during such Fiscal Year, (iv) Scheduled Payments made during such Fiscal Year, and (v) the dividends paid by Borrower on its capital stock as permitted by section 7.6 hereof."

(h) The definition of the term "Fiscal Year" is added after the definition of the term "Excess Cash Flow" as follows:

" "Fiscal Year" shall mean the twelve month period ending on December 31 of each year."

(i) The definition of the term "Scheduled Payments" is added after the definition of the term "Revolving Credit Note" as follows:

" "Scheduled Payments" shall mean the payments required pursuant to section 2.9(a)(i) and (ii) hereof."

Section 1.3 Amendment to Section 2.1

Section 2.1 of the Loan Agreement (Revolving Credit Commitment) is amended, by (i) deleting the reference to "$5,272,000.00" in its entirety appearing in clause (i) of Section 2.1 and replacing it with the phrase "$5,275,000.00 less the then outstanding Term Loan Balance"; and (ii) deleting the last sentence of Section 2.1 in its entirety.

Section 1.4 Amendment to Section 2.8

Section 2.8 of the Loan Agreement (Term Loan) is hereby amended in its entirety as follows:

"2.8 Term Loan. Subject to the terms and conditions hereof, the Bank agrees to make a term loan to the Borrower (the "Term Loan") in the principal amount of $2,100,000.00"

Section 1.5 Amendment to Section 2.9

Section 2.9 of the Loan Agreement (Term Note) is hereby amended in its entirety as follows:

"2.9 Term Note; Scheduled Payments; Excess Cash Flow Payments

(a) Scheduled Payments. The Term Loan made by the Bank to the Borrower pursuant to Section 2.8 hereof shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit "A" to Amendment No. 6 to Loan Agreement between the Bank and the Borrower dated as of December 26, 2001, with appropriate insertions (the "Term Note") and dated the date of the Term Loan. The principal amount of the Term Note shall be payable on the first Business Day of each month as follows: (i) for the period from December 26, 2001 through March 31, 2002, there will be no principal payments, and (ii) for the period of April 1, 2002 through December 1, 2003, the principal payment will be $75,000.00 per month. The final installment equal to the then unpaid balance of the Term Note, together with all interest accrued and unpaid shall be payable on December 26, 2003. The Term Note shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum equal to the Prime Rate plus 2% (which interest rate shall change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360 day year for actual days elapsed and shall be payable as provided in this Agreement. After any stated or accelerated maturity thereof, the Term Note shall bear interest at the rate set forth in this Agreement.

(b) Excess Cash Flow Payments. Together with the delivery of the financial statements pursuant to section 5.2(a) hereof, and in any event not later than 120 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending on December 31, 2002), twenty five percent (25%) of the Excess Cash Flow of the Borrower for the Fiscal Year then last ended shall be applied as a mandatory payment of principal of the then outstanding principal amount of the Term Loan

Section 1.6 Amendment to Section 6.1

Section 6.1(a) of the Loan Agreement (Minimum Cumulative EBIT) is hereby amended for the fiscal quarter ending March 31, 2002 and thereafter in its entirety as follows:

"(a) Minimum Cumulative EBITDA/EBIT. Maintain at all times during the periods designated below minimum EBITDA or minimum cumulative earnings before interest and taxes ("Minimum EBIT") as follows:

Period	Minimum EBITDA
Q1 2002	$270,000
Q2 2002	$380,000
Q3 2002	$400,000
Q4 2002	$320,000

Minimum EBIT
Q-1 2003
and thereafter	$2,000,000"

In addition, the parties hereby acknowledge and agree that Borrower's compliance with the minimum EBITDA covenant for Q-4 2001 is waived.

A new section 6.1(c) is added after Section 6.1(b) as follows:

"(c) Fixed Charge Ratio. Beginning with the fiscal quarter ending March 31, 2002, as of end of such quarter, and as of the end of each fiscal quarter thereafter, maintain a Fixed Charge Ratio of no less than 1.0 to 1.0."

Section 1.7 Amendment to Section 7.1.

Section 7.1 of the Loan Agreement (Indebtedness for Borrowed Money) is hereby amended by deleting the reference to "$10 million" in its entirety and replacing it with "$11.5 million."

Section 1.8 Amendment to Section 8.

Section 8 of the Loan Agreement (Events of Default) is hereby amended by adding a new section 8(j) as follows:

" (j) Borrower shall amend, supplement or waive any term of (i) the 8% Series B Subordinated Convertible Debentures, due December 31, 2004, issued by the Borrower, or (ii) the 12% Senior Subordinated Convertible Notes, due December 31, 2003, issued by the Borrower, without the prior written consent of the Bank."

Article 2 Conditions to Effectiveness of this Amendment.

The effectiveness of this Amendment and the obligations of the Bank hereunder shall be subject to the satisfaction of all of the following conditions, as determined by the Bank in its sole discretion:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or which are contained in any certificate, document or financial or other statement furnished by the Borrower or any Subsidiary at any time under or in connection herewith shall be correct in all material respects.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(c) Guaranty. The Bank shall have received the acknowledgment of Pro-Bel Limited, as set forth at the end of this Amendment, that the guaranty of Pro-Bel Limited in favor of the Bank dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended hereby.

(d) Fund Subordinated Debt. The Borrower shall have collected proceeds in the amount of $2,100,000.00 of convertible subordinated debt (and Borrower hereby represents that such funds have been received by Borrower) on terms and conditions acceptable to the Bank in its sole discretion.

(e) Certificate of Incorporation/Good Standing. The Bank shall have received the following:

(i) a Certificate of good standing for Borrower from the Secretary of State of the State of New York State;

(ii) a copy of the Borrower's certificate of incorporation certified by the Secretary of State of the State of New York State;

(f) Fees. Payment of the fees required pursuant to Section 4.2 of this Amendment.

(g) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in form and substance to the Bank and its counsel.

Article 3 Representations and Warranties.

Section 3.1 By Borrower's execution and delivery of this Amendment, Borrower hereby renews and remakes in favor of the Bank, as of the date hereof, all of Borrower's representations, warranties and covenants made in the Loan Documents, with the same effect as if they were made on and as of the date of this Amendment, other than any such representation or warranty which specifically relates to a specified prior date.

Section 3.2 Borrower hereby represents and warrants to the Bank that the execution, delivery and performance of this Amendment has been duly authorized by all necessary and proper action on the part of Borrower, and the execution, delivery and performance by Borrower of this Amendment (i) will not violate any provision of any applicable law or regulation or of any order, writ, judgment, injunction or decree of any governmental authority, (ii) will not violate any provisions of the certificate of incorporation or by-laws of Borrower, and (iii) will not violate any provision of, or constitute a default under, or result in the creation or imposition of any lien on any asset of Borrower (other than the liens in favor of the Bank) pursuant to any contract, agreement or other undertaking to which the Borrower is a party or which is binding upon the Borrower, or upon any of Borrower's assets.

Article 4 Fees.

Section 4.1 Trademark Appraisal Fee.

Borrower hereby agrees to reimburse or pay the Bank, as the case may be, for all costs incurred by the Bank in connection with the conduct of one appraisal of the Borrower's trademarks to be performed on behalf of the Bank by a third-party selected by the Bank in connection with Amendment No. 5 to the Loan Agreement between the Bank and the Borrower dated as of November 30, 2001 and this Amendment. Such payment shall be made promptly following the date on which the Bank makes a written demand therefore. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right to perform appraisals of the Borrower's trademarks and any costs incurred by the Bank in connection therewith shall be born by the Borrower.

Section 4.2 Counsel Fees.

Borrower shall pay, simultaneously with its execution of this Amendment, the Bank's attorneys' fees and expenses (including, without limitation, the fees of any paraprofessionals) in connection with the preparation and execution of this Amendment, all prior amendments (to the extent any such fees and expenses are outstanding) and all other attorneys' fees and expenses incurred by Bank in connection with its administration of the Loan Agreement, the transactions governed thereby, and the Collateral.

Section 4.3 Success Fee

Borrower shall pay the to the Bank a success fee (the "Success Fee") of $184,375.00 which is deemed to be earned by the Bank upon the execution of this Amendment, and which shall be payable on the earlier to occur of the first anniversary of the date hereof, or the date on which the Obligations are paid in full. If the Borrower fails to pay the Success Fee, or any portion thereof (in addition to constituting an Event of Default following three days' written notice), the obligation to make such payment shall bear interest from the due date at the Post Default Rate. The obligation to pay interest shall not be construed as a waiver of the requirement to pay the Success Fee.

Article 5 Miscellaneous.

Section 5.1 All references in the Loan Agreement and in all of the Loan Documents to the Loan Agreement, shall be deemed to refer to the Loan Agreement as amended hereby.

Section 5.2 The Loan Agreement and all of the Loan Documents shall each be deemed amended, to the extent necessary, to give effect to the provisions of this Amendment.

Section 5.3 As specifically amended herein, the Loan Agreement and all Loan Documents shall remain in full force and effect in accordance with their respective terms.

Section 5.4 Borrower hereby warrants and represents that as of the date hereof, there are no offsets, counterclaims or defenses to its obligations and agreements as they exist as of the date hereof, in each case with respect to the performance of terms Borrower has been required to perform to date, or to the enforcement of the Bank's rights or remedies under the Loan Documents as they exist as of the date hereof and, if and to the extent any of the same exist, they are hereby waived in their entirety, it being acknowledged by each of the Borrower and the Guarantor that each of them has received good, valuable and sufficient consideration therefor.

Section 5.5 Subject to the provisions of the Loan Agreement, this Amendment shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

Section 5.6 Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction or prohibited or unenforceable as to any person or entity shall, as to such jurisdiction, person or entity, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions as against any other person or entity.

Section 5.7 This Amendment shall be construed, enforced and interpreted according to the laws of the State of New York without giving effect to its conflicts or choice of laws provisions.

Section 5.8 This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 5.9 Borrower and Bank hereby irrevocably waive all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment, the Loan Agreement or the Loan Documents.

Section 5.10 With regard to all dates and time periods set forth or referred to in this Amendment, time is of the essence.

Section 5.11 This Amendment supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

CHYRON CORPORATION

By: /s/ G. R. Sam Seraphim
Name: G. R. Sam Seraphim
Title: C.F.O.

AMSOUTH BANK
By: /s/ Barry S. Renow
Name: Barry S. Renow
Title: Attorney-in-Fact

The Guarantor hereby acknowledges that its Guaranty dated March 29, 1999 remains unmodified and in full force and effect with respect to the Loan Agreement, as amended by the foregoing Amendment to the Loan Agreement, without any offset, defense or counterclaim.

PRO-BEL LIMITED

By: /s/ I. R. Henderson
Name: I. R. Henderson
Title: C.E.O.

PRO-BEL LIMITED